INNOGY ANNOUNCES INVITATION TO NOTEHOLDER MEETING VIA CITI / NatWest Markets

innogy Finance B.V. (the “Issuer”) announced the invitation to holders of its outstanding 2020 Notes, guaranteed by RWE Aktiengesellschaft (the “Existing Guarantor” or “RWE AG”), issued under the EUR 30,000,000,000 Debt Issuance Programme of the Existing Guarantor and the Issuer, to consent to a replacement of the Existing Guarantor with innogy SE as new guarantor (the “New Guarantor” or “innogy SE”) (such invitation to the Noteholder Meeting, the “Invitation”).

ISSUER / ISIN / NOTES
innogy Finance B.V.     XS0878010718     EUR 750mn 1.875% Notes due January 30, 2020 (the “2020 Notes”)
The Invitation is being made on the terms and subject to the conditions set out in the Invitation dated December 21, 2016 prepared by the Issuer. Please refer to the Invitation which includes full details of the Noteholder Meeting and the terms and conditions for participating in the Noteholder Meeting.

The Issuer invites Noteholders to the Noteholder Meeting because the relevant quorum (at least 50% of the aggregate principal amount of the 2020 Notes then outstanding represented by votes cast) at the Vote Without Meeting held from 0.00 (CET) on December 7, 2016 to 23.59 (CET) on December 12, 2016 in relation to the 2020 Notes was not met and no Extraordinary Resolution was passed. The Noteholder Meeting will be held as adjourned meeting (zweite Versammlung) pursuant to Section 18 (4) sentence 2 in connection with Section 15 (3) sentence 3 of the German Act on Debt Securities and reduced quorum requirements apply.

Indicative Timeline
Launch Date of the Invitation to the Noteholder Meeting:     December 21, 2016
Registration and Instruction Deadline
(Deadline for Submitting Voting Instructions to the Tabulation & Voting Agent):     23.59 (CET) on January 6, 2017
Noteholder Meeting will be held:     From 11.00 (CET) on January 11, 2017
Announcement of Results of the Noteholder Meeting:     As soon as reasonably practicable after the end of the Noteholder Meeting
End of Statutory Contestation Period:     One month after the results of the Noteholder Meeting have been announced
Implementation of the Extraordinary Resolution passed at the Noteholder Meeting:     As soon as reasonably practicable after the Conditions of Implementation with regard to the Notes have been fulfilled Announcement of Implementation of the Extraordinary Resolution:     As soon as reasonably practicably after the Extraordinary Resolution has been implemented

The Invitation will be available from the Tabulation and Voting Agent and on the Solicitation Website at https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investor-relations/anleihen/bondrestructuring from today until implementation of the Extraordinary Resolutions passed at the Noteholder Meeting. In addition, the Invitation will be published (bekanntgemacht) in the Federal Gazette (Bundesanzeiger) on or about December 23, 2016.

Solicitation Agents

Citigroup (+44 207 986 8969, liabilitymanagement.europe@citi.com);
NatWest Markets (+44 20 7085 6124, liabilitymanagement@rbs.com)

Tabulation and Voting Agent

Lucid (+44 207 704 0880, innogy@lucid-is.com)
Voting Platform: www.lucid-is.com/innogy

This Invitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim they may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.